EXHIBIT 5.02

              [LETTERHEAD OF O'MELVENY & MYERS LLP]


December 7, 2001

Southern California Water Company
630 East Foothill Boulevard
San Dimas, California  91773

          Re:  7.23% Notes due 2031 of Southern
               California Water Company

Ladies and Gentlemen:

          At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") filed by Southern California Water Company (the "Company") with the Securities and Exchange Commission in connection with the registration of $100,000,000 of debt securities and the prospectus supplement (the "Prospectus Supplement") to be filed by the Company with respect to the offering of an aggregate of $50,000,000 of 7.23% Notes due 2031 thereunder (the "Notes"). We have examined the indenture, dated as of September 1, 1993, filed as an exhibit to the Registration Statement (the "Indenture") under which the Notes are to be issued. We are familiar with the proceedings taken by the Company in connection with the authorization, registration, issuance and sale of the Notes.

          Subject to the issuance and sale of the Notes as contemplated by the Registration Statement and Prospectus Supplement and the execution, delivery and authentication of the Notes, it is our opinion that the Notes will constitute the legally valid and binding obligations of the Company, and will be enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

          We consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "LEGAL MATTERS" in the Registration Statement and the Prospectus that forms a part thereof and the Prospectus Supplement.

                                   Respectfully submitted,


                                   /s/  O'Melveny & Myers LLP
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